Exhibit 99.1

NEWS RELEASE

Visteon Seeks to Amend and Extend Credit Facilities

VAN BUREN TOWNSHIP, Mich., March 7, 2017 — Visteon Corporation (NYSE: VC) announced today that it is seeking to amend and extend its $350 million term loan due in 2021 to a new seven-year term loan maturing in 2024, to, among other things, reduce the margin applicable to the term loans. The company is also seeking to extend and upsize its existing $200 million revolving credit facility due in 2019 to a proposed $300 million, maturing in 2022.

About Visteon

Visteon is a global company that designs, engineers and manufactures innovative cockpit electronics products and connected car solutions for most of the world’s major vehicle manufacturers. Visteon is a leading provider of instrument clusters, head-up displays, information displays, infotainment, audio systems, telematics and SmartCore™ cockpit domain controllers. Visteon also supplies embedded multimedia and smartphone connectivity software solutions to the global automotive industry. Headquartered in Van Buren Township, Michigan, Visteon has approximately 10,000 employees at more than 40 facilities in 19 countries. Visteon had sales of $3.16 billion in 2016. Learn more at www.visteon.com.

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Contacts:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bill Robertson

734-710-8349

william.robertson@visteon.com